[O'BRIEN ENVIRONMENTAL ENERGY, INC. LETTERHEAD]

    Re: Exchange Offer and Consent Solicitation

Dear Debentureholder:

    A preliminary prospectus relating to O'Brien Environmental Energy's proposed Exchange Offer and Solicitation is enclosed. The Company anticipates that the Exchange Offer and Solicitation will commence on or about [________________], 1994. The Company has retained Jefferies & Company, Inc. as its financial advisor, in connection with the Exchange Offer and Solicitation.

    The preliminary prospectus describes the Company's offer to exchange all of its outstanding Convertible Senior Subordinated Debentures for preferred stock, warrants to purchase Class A Common Stock and shares of Class A Common Stock. The preliminary prospectus also describes the Company's solicitation of (i) consents to certain proposed amendments to the Debentures and (ii) waivers of any defaults and events of default including the March 15, 1994 interest payment on the Debentures.

    Holders of the Company's Debentures (including the 7-3/4% Convertible Senior Subordinated Debentures due March 15, 2002, 11% Convertible Senior Subordinated Debentures due March 15, 2010 and 11% Convertible Senior Subordinated
Debentures due March 15, 2011) that accept the Exchange Offer will receive, for each $1,000 principal amount of Debentures tendered:

    (i) 40 shares of Series A Cumulative Senior Preferred Stock (with an aggregate liquidation preference of $1,000),

    (ii) 120 Warrants to purchase one share of the Company's Class A Common Stock and

    (iii)   20 shares of Class A Common Stock.

Holders of Debentures that accept the Exchange Offer will be required to tender their consents and waivers pursuant to the Solicitation.

    PLEASE REFER TO THE ENCLOSED PROSPECTUS FOR THE COMPLETE TERMS AND CONDITIONS RELATING TO THE EXCHANGE OFFER AND THE SOLICITATION. THE PROSPECTUS SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE REGARDING YOUR DEBENTURES.

    You are not required to do anything at this time. At such time as a final prospectus is delivered to you, the Company will seek your agreement to exchange your Debentures and deliver your consent and waiver, all as set forth therein.

BACKGROUND AND PURPOSES OF THE EXCHANGE OFFER AND SOLICITATION

    As a result of (i) significant losses incurred by the Company for the fiscal year ended June 30, 1993 and the nine months ended March 31, 1994 relating, in part, to the fire at the Company's Newark cogeneration plant (the "Newark fire") and litigation, (ii) the Company's inability to refinance certain project indebtedness and/or sell equity in certain projects, and (iii) the lack of sufficient capital to develop and construct new projects, the Company failed to pay the March 15, 1994 semi-annual interest payment on its outstanding

Debentures. Since that time, the Debentures and the Company's Class A Common Stock have been trading at historically low levels.

    Within the last year, the Company has attempted to refinance and/or sell equity in certain projects. Furthermore, the Company retained an investment banking firm to develop plans to enhance shareholder value including an evaluation of the merits of selling or merging the Company or forming a strategic alliance. Subsequently, the Company engaged Jefferies & Company, Inc. to complete the implementation of the Company's plans to maximize shareholder value. Although the Company has received numerous indications of interest, the Company's efforts to implement a restructuring plan ("Restructuring Plan") have been hampered by, among other things, the litigation with the Company's previous principal project turnkey construction contractor (the "Hawker Siddeley litigation"), the Newark fire, the constraints in the Debentures and the Company's liquidity problems.

    To reduce debt, increase equity, alleviate the Company's short-term liquidity problems, and improve long-term liquidity, the Company is pursuing a Restructuring Plan that includes the following steps: (1) the recent settlement of the Hawker Siddeley litigation, (2) appointment of a new President and Chief Operating Officer, and Vice President/Finance and Chief Financial Officer, (3) implementation of a cost reduction program, (4) refinancing and/or sale of all or part of its ownership in its Newark and Parlin cogeneration plants, (5) a strategic review of its other assets and business units and (6) completion of the Exchange Offer and Solicitation.

    An additional purpose of the Exchange Offer and Solicitation is to eliminate the risk that the Company will be required to offer to purchase any of the 1987 Debentures, 1990 Debentures and/or 1991 Debentures by reason of certain covenants. In addition, the purpose of the Waivers is to seek to ensure that the 1987 Debentures, 1990 Debentures and/or 1991 Debentures could not be accelerated based upon any actions, omissions or events, whether known or unknown, that may have occurred or that occur prior to the solicitation expiration date and that could be construed to be defaults or Events of Default under the 1987 Debentures, 1990 Debentures and/or 1991 Debentures and the Indentures related thereto and to rescind any acceleration that may occur on or prior to the solicitation expiration date.

    The Company has been burdened with numerous lawsuits principally involving Hawker Siddeley. These lawsuits have had a severe negative impact on the Company's financial results and liquidity and have consumed significant management resources. The Company believes that the recent settlement of these suits and the implementation of its cost reduction program will allow the Company to reduce its general and administrative costs in the 1995 fiscal year. To assist the implementation of its Restructuring Plan and the cost reduction program, the Company's Board of Directors elected me as its new President and Chief Operating Officer and Ronald R. Rominiecki as Vice President/Finance and Chief Financial Officer in March 1994.

    The Company believes that the successful consummation of the Exchange Offer and Solicitation should provide significant financial and operating benefits to the Company. Although no assurances can be given, the Exchange Offer and Solicitation should provide the Company with a capital structure that will allow it to pursue, develop and finance future power generation projects. Also, the

Company believes that the Exchange Offer will enhance its ability to implement its Restructuring Plan and provide a stronger foundation to support the growth of the Company.

    IF THE EXCHANGE OFFER AND SOLICITATION ARE NOT CONSUMMATED, THE COMPANY BELIEVES THAT IT IS LIKELY THAT THE COMPANY WILL BE SUBJECT TO REORGANIZATION PROCEEDINGS UNDER CHAPTER 11 OF THE U.S. BANKRUPTCY LAWS. IN ADDITION, EVEN IF THE EXCHANGE OFFER AND SOLICITATION ARE CONSUMMATED, NO ASSURANCE CAN BE GIVEN THAT THE COMPANY WILL NOT BE SUBJECT TO REORGANIZATION PROCEEDINGS IN THE NEAR FUTURE.

POSITION OF THE COMPANY WITH RESPECT TO THE EXCHANGE OFFER

    THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT HOLDERS OF DEBENTURES CONSENT TO THE PROPOSED AMENDMENTS AND THE WAIVERS AND ACCEPT THE EXCHANGE OFFER.

    Set forth below are some of the factors which were considered in structuring the Exchange Offer and Solicitation:

    1. Participation in Stock Appreciation. Holders that accept the Exchange Offer will receive, for each $1,000 principal amount of Debentures tendered, (a) 40 shares of Preferred Stock, (b) 120 Warrants to purchase shares of Class A Common Stock at a price of $2.50 per share and (c) 20 shares of Class A Common Stock. The Debentures currently have a conversion price of $4.75 to $5.55 per share which is significantly higher than the current trading price of the Class A Common Stock. While there is no assurance that the Class A Common Stock will appreciate, the receipt of the Class A Common Stock and Warrants could provide significant economic value to the tendering Holders if the Company's financial condition improves and the stock price increases in value.

    2. Increase in Coupon Rate. The Debentures pay interest at an annual rate of 7-3/4% and 11%. The Preferred Stock will have a dividend rate of 12%. All dividends on the Preferred Stock are cumulative and must be paid before any distributions are made on the Company's Common Stock. The Company will have the option, for a period of three years, to pay the Preferred Stock dividend with shares of its Class A Common Stock.

    3. Mandatory Redemption. The Company will be obligated to redeem 15% of the outstanding shares of Preferred Stock upon the later of (a) one year after consummation of the Exchange Offer; and (b) 45 days after the sale of all or part of the Company's Newark and/or Parlin Cogeneration projects and (c) 45 days after the refinancing of the Company's Newark and/or Parlin Cogeneration projects. IN NO EVENT WILL THE COMPANY BE OBLIGATED TO REDEEM PRIOR TO THE OCCURRENCE OF EACH OF THE EVENTS LISTED IN (A), (B) AND (C) ABOVE.

    If you have any questions, please call either Georgeson & Company Inc., the Company's Information Agent, at (800) 223-2064 or Jefferies & Company, Inc., the Company's financial adviser, at (713) 651-3810.

                           Very truly yours,

                           LARRY ZALKIN
                           President and Chief Operating

                            Officer